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                                                                     Exhibit 4.7
                                                                     -----------


                   [Letterhead of Maxcor Financial Group Inc.]



                                                   March 30, 2000



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, D.C.  20549

Dear Sirs or Madams:

      This will confirm that Maxcor Financial Group Inc. (the "Company") will furnish to the Securities and Exchange Commission upon request a copy of the following Note:

      (i) Secured Promissory Note, dated December 10, 1997 issued by Euro Brokers Inc. to General Electric Capital Corporation.

      The amount of the foregoing Note does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

                                    Very truly yours,


                                    /s/ Roger E. Schwed